Exhibit 15(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to Registration Statement on form 20-F of our report dated May 3, 2006 with respect to the financial statements of Challenger Energy Corp., as at December 31, 2005 and 2004 and for the year ended December 31, 2005, and for the period from August 6, 2004 (date of incorporation) to December 31, 2004, which appear in such Registration Statement.

We also consent to the use in this Amendment No. 1 to Registration Statement on form 20-F of our report dated July 21, 2006 with respect to our audit of the Statement of Revenues and Direct Operating Expenses relating to certain oil and gas interests in the Innisfail area of Alberta acquired by Challenger Energy Corp. from Blueline Energy Ltd., for the year ended December 31, 2005, which appear in such Registration Statement.

We also consent to the references to us under the heading “Statement by Experts” in such Registration Statement.

/s/ Meyers Norris Penny LLP

Meyers Norris Penny LLP

August 9, 2006